Exhibit 10.28
REVISED - August 8, 2018

Laura Hamill

Dear Laura,

Gilead Sciences, Inc. is pleased to offer you the position of Chief Commercial Officer reporting to our President and Chief Executive Officer. This position will be based in our Foster City facility. In this role, you will be a Section 16 Officer of the Company. We are very excited about the possibility of you joining our team, and we look forward to the prospect of working with you in our innovative company. The following outlines the specific terms of our offer:

Your salary on an annualized basis will be $950,000.00 less taxes, payable bi-weekly.

(i) Stock Option Grant. Subject to the final grant date determination by the Compensation Committee of the Board of Directors, you will be granted $1,500,000.00 in stock options under the Gilead Sciences, Inc. 2004 Equity Incentive Plan to purchase shares of Gilead Sciences, Inc. (“Gilead”) common stock with an exercise price equal to the fair market value of Gilead common stock at the time of grant. The actual number of stock options you receive will be based on the fair market value as of the date on which your grant is approved. The exercise price for your stock options will be no less than the fair market value per share of Gilead Sciences, Inc. common stock on the grant date. The fair market value per share for that date will be determined in accordance with the provisions of the Plan in effect for your grant. You will be notified of the details after your options have been granted. Your options will vest and become exercisable for 25% of the option shares upon your completion of one year of employment with Gilead, measured from the grant date, and will vest and become exercisable for the balance of the option shares in a series of successive equal quarterly installments upon your completion of each successive three-month period of continued employment with Gilead over the next three years. The options will have a maximum term of ten years, subject to earlier termination following your cessation of employment.

(ii) Restricted Stock Units. Subject to the final grant date determination of the Compensation Committee of the Board of Directors, you will also be awarded $2,500,000.00 in restricted stock units under the Plan at the same time your stock option grant is made. The actual number of restricted stock units you receive will be based on the fair market value as of the date on which your grant is approved. Your restricted stock units will vest, and the underlying shares of Gilead common stock issued to you, in a series of four successive annual installments upon your completion of each year of continued employment with Gilead over the four-year period measured from the award date. Each restricted stock unit that vests will entitle you to one share of Gilead common stock. However, the issuance of those vested shares will be subject to Gilead’s collection of all applicable withholding taxes.

(iii) Performance Restricted Stock Units. Subject to the final grant date determination of the Compensation Committee of the Board of Directors, you will also be awarded $4,000,000.00 restricted stock units under the Plan at the same time your stock option grant is made. Your restricted stock units will be performance-based which means that you will not vest in those units unless (i) you attain the performance goals established for you within the first 30 days of your employment and (ii) you continue in Gilead's employ until the completion of the applicable performance period, subject to pro-rated vesting in the event of your death or permanent disability. The performance period for each of your goals will be set at the time the goal is established and approved by the CEO and President, and the combined performance period for all of your goals will usually not exceed five years. To the extent a performance goal is not attained within the established performance period for that goal, the restricted stock units tied to that performance goal will be forfeited. For each restricted stock unit which vests in accordance with such vesting provisions, you will receive one share of Gilead common stock following the completion of the applicable performance period and the Compensation Committee’s certification of the attained performance goals. However, the issuance of those vested shares will be subject to Gilead’s collection of the applicable withholding taxes.
Following this initial equity award, you will be eligible to participate in Gilead's equity award program under which you will be considered for annual awards in the combined form of stock option grants and performance stock unit awards. You will be eligible for 100% of your equity award for 2018 performance, typically granted in Q1 2019 (i.e. no proration for Y1). Currently, the annual target grant value for your role is $3,000,000.00 and is comprised of

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA
Phone 650 574 3000 facsimile 650 578 9264

stock options and performance based units (measured against goals approved by the Compensation Committee, and historically based on relative Total Shareholder Return (TSR) and absolute Revenue). The target grant values and equity vehicles are reviewed on an annual basis and subject to change based on the authority of the Compensation Committee.

You will be eligible to participate in an annual corporate bonus program based on individual and company performance. An employee’s first date of employment must be on or before October 31st to be eligible for a performance bonus. Your target bonus is 95% of annual salary, less taxes. The actual payout can range from 0% to 150% of this target based on your performance against your annual goals and objectives, as well as the company’s overall performance. If you have been at your current level for only part of the performance year, you will be eligible for a prorated bonus.

You will be eligible to receive a one-time bonus of $3,000,000.00, less applicable withholdings and deductions (the “Sign On Bonus”). The first portion of your Sign On Bonus, $1,500,000.00, will be advanced to you and reflected on your first payroll check subsequent to your start date at Gilead. The second portion of your bonus, $1,500,000.00, will be reflected on your paycheck upon your first anniversary with Gilead. The gross amount of the Sign On Bonus, however, is not earned unless and until you have completed one year of service with Gilead, except as otherwise provided herein. In the event that your employment is terminated by Gilead for Cause, which is defined as (i) performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct, material violation of any applicable Company or Related Entity policy, or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person (as defined in the Equity Incentive Plan) or by you without Good Reason (as defined in the award agreements evidencing your initial equity awards), prior to your completion of one year of service, the Sign On Bonus payment advanced to you will not be earned and a pro-rata amount of the Sign On Bonus must be repaid by you to Gilead. Your repayment obligation amount, if applicable, will be equal to the Sign On Bonus payment advanced, then prorated so that for each full month of service, the amount to be repaid shall be reduced by 1/12. Your repayment obligation, if applicable, is due in full to Gilead ninety (90) days immediately following your employment termination date.
In the event that during your first two years with Gilead, your employment is terminated by Gilead without Cause, which is defined as (i) performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct, material violation of any applicable Company or Related Entity policy, or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person (as defined in the Equity Incentive Plan) or if you voluntarily terminate for Good Reason (as defined in the award agreements evidencing your initial equity awards), you will become 100% vested in any remaining unvested stock options subject to this initial grant, any remaining unvested time-based restricted stock units, any remaining unvested performance restricted stock units subject to this initial grant (regardless of performance) and the full Sign On Bonus (whether or not previously paid). Any unpaid portion of the Sign On Bonus will be paid to you within 30 days of such termination date. The stock options, restricted stock units and performance restricted stock awards will be subject, in all respects, to the terms and conditions of an award agreement that will be provided to you under separate cover.

Gilead will enroll you in their home marketing, Buyer Value Option (BVO) Program, administered by our relocation vendor, The MIGroup. All non-recurring transaction costs in connection with the sale of your current home and purchase of a new home will be covered by Gilead, through The MIGroup. This includes the real estate commission, typical seller closing costs, and typical purchase closing costs associated with the purchase of a new home. A complete policy will be provided to you by The MIGroup. Alternatively, you may be reimbursed for up to two months’ rent for fees directly related to canceling your rental lease when vacating your current rental residence. Documentation will be required.

The Company will provide a mortgage subsidy to assist you when purchasing a home in a significantly higher cost housing area compared to your previous lower cost housing area. The subsidy is an amount of money to be used only to help you purchase a home in the new location by reducing the mortgage’s interest rate for a period of time so that you can ease into the higher cost area. You cannot use the mortgage subsidy for any purpose other than to reduce (temporarily) the interest rate on your loan. In order to be most tax advantageous to you, we will allow

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA
Phone 650 574 3000 facsimile 650 578 9264

you to configure this subsidy in any manner you choose, provided it follows a reducing schedule and all legal guidelines set forth by The MIGroup Relocation. The mortgage subsidy is provided exclusively through The MIGroup for up to five years. The annual distribution is set on a reducing scale and the total subsidy amount is capped at $450,000.00.

Gilead will provide you with a rental subsidy, in lieu of the mortgage subsidy and home purchase closing costs, if you elect to rent a home in the new location. The Rental Subsidy Program (RSP) is provided for a maximum of 24 months and paid in two advance, lump sum installments. The first 12 month payment will be issued within 10 days of your request and the second 12 month payment will be paid on the 1 year anniversary of your first payment. Qualification is based on housing costs from your Westlake Village, CA residence and average rental index for the Bay Area, tiered according to family size. The RSP you are eligible for is $75,000.00 annually. This amount will be grossed up so that the net amount you receive is $75,000.00 annually.

Gilead will reimburse you for 100% of the transaction costs associated with your home purchase. All non-recurring transaction costs in connection with purchase of a new home will be covered by Gilead, through the MI Group. This includes the typical purchase closing costs associated with the purchase of a new home. A complete policy will be provided to you by The MIGroup. The new home purchase must be within 24 months of your start date.

We will provide you with up to nine months of temporary accommodations in a fully furnished corporate apartment. Gilead and its relocation vendors will assist you with the selection and billing for these accommodations.

The MIGroup will arrange to have your household goods moved to your new location utilizing the company contracted carrier. This moving allowance is intended to relocate your household goods from Westlake Village, CA to Foster City.

You will be provided a miscellaneous relocation allowance of $20,000.00, paid net of taxes as soon as administratively possible. This is intended to cover miscellaneous expenses such as utilities installation, auto license and registration, and any other expenses not provided elsewhere within Gilead’s relocation policy.

Gilead will adjust certain relocation expenses to help offset the tax liability that may occur as a result of Federal and State tax regulations. The Company tax gross up will be based on your annualized base pay plus normal target incentive, or bonuses ONLY, excluding such one-time payments as stock options, deferred compensation, etc. Gilead will not include in its calculations any income from any outside sources, like spousal or outside income. The relocation benefits must be used within 12 months of your start date.

The cash amount of this relocation package including, but not limited to, any moving allowance, temporary housing costs, transaction costs, and lump sums accepted by you is due and payable to Gilead 90 days after your last date of employment if your employment should terminate for any reason within two years of your employment date, unless such termination is the result of involuntary termination without cause, voluntary termination for Good Reason, a reduction in force, or a merger or acquisition of Gilead.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA
Phone 650 574 3000 facsimile 650 578 9264

Gilead provides a comprehensive company-paid benefits package including health, dental, vision, life insurance, and long-term disability insurance plans. You are eligible for health and welfare benefits if you are a full-time employee working 30 hours or more (unless otherwise specified). You will need to enroll for medical or dental/vision within 31 days of your hire date, or you will not be eligible to enroll until the next open enrollment, unless you have a qualifying life event. Upon completion of enrollment, your coverage begins effective your date of hire.

At the next enrollment date, you will be eligible to participate in our Employee Stock Purchase Plan that offers you the opportunity to contribute up to 15% of your earnings, up to the IRS maximum, through payroll deductions to purchase Gilead stock at 85% of the lower of the closing price at the date of enrollment or purchase. ESPP enrollment occurs two times a year.

Additionally, we offer a 401(k) plan, which provides you with the opportunity for Pre-tax, Roth After-tax and Additional After-tax savings by deferring from 1-50% of your annual salary, subject to IRS maximums. Gilead will match 100% of your Pre-tax and/or Roth After-tax contributions to the plan up to a maximum company contribution of $10,000 per year. More detailed information regarding your benefits will be provided at your New Employee Orientation, shortly after you begin employment.

As an employee, you are covered under Gilead’s Workers Compensation insurance policy. This policy applies to all employees who become ill or injured on the job. Gilead’s Workers Compensation carrier is XL Insurance America, Inc.  Claims are handled by Sedgwick, a Third Party Administrator, at 1-855-336-0983.

For your information, we have enclosed a Benefits Summary outlining Gilead's benefits programs. We will arrange for you to meet with a member of our benefits staff to review your benefits package and enroll in the various programs. Please note that, as an executive, you will not accrue PTO but will instead have the flexibility of taking time off at your discretion in accordance with the business needs of the corporation.

You will abide by Gilead Sciences' strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers. Upon starting employment with Gilead, you will be required to sign Gilead Sciences’ Confidential Information and Inventions Agreement (“CIIA”) for Employees indicating your agreement with this policy. At the termination of your employment, you will be reminded of your continuing duties under the CIIA. Please read this policy and the CIIA carefully.

You will also be required to fill out the electronic Employment Eligibility Verification (Form I-9). This electronic form will be sent to you via email. On your first day of employment, please bring the necessary documents that establish your identity and employment eligibility.

You agree by signing below that the Company has made no other promises other than what is outlined in this letter. It contains the entire offer the Company is making to you. Our agreement can only be modified by written agreement signed by you and the Company’s Representative. You also agree that should you accept a position at Gilead Sciences, the employment relationship is based on the mutual consent of the employee and the Company. Accordingly, either you or the Company can terminate the employment relationship at will, at any time, with or without cause or advance notice. You should also note that the Company may modify wages and benefits from time to time at its discretion.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA
Phone 650 574 3000 facsimile 650 578 9264

This offer of employment is effective for 7 days from the date of this letter. The offer is also contingent upon successful background and reference checks. If all of the foregoing is satisfactory, please sign and date within 7 days.

Laura, we look forward to you joining the team at Gilead Sciences.

Sincerely,

/s/ Katie Watson

Katie Watson
Executive Vice President, Human Resources

Foregoing terms and conditions hereby accepted:

Signature: /s/ Laura Hamill

Name: Laura Hamill

Date:

Intended Start Date: September 10, 2018

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA
Phone 650 574 3000 facsimile 650 578 9264